Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES 2014 EARNINGS

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Net Income of $8.2 million for 2014, an increase of $1.2 million or 17.1%

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$1.69 earnings per diluted common share for 2014, an increase of $0.24 or 16.6%

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Book Value per common share of $16.01, an increase of $1.73 or 12.1%

Manitowoc, Wisconsin, February 10, 2015 – County Bancorp, Inc. (NASDAQ: ICBK) today reported 2014 net income of $8.2 million, an increase of $1.2 million, or 17.1% from 2013 net income of $7.0 million. This represents a return on average assets of 1.10% for 2014 compared to 0.94% for 2013, and a return on average common equity of 11.37% for 2014 compared to 10.47% for 2013. Book value per common share ended the year at $16.01 an increase of $1.73 or 12.1% from last year.

“We had another solid year of performance in 2014 as our organization continues to grow,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.   “Our final year as a private company saw year over year earnings per share improvement as well as strong loan growth.  We have continued to improve our asset quality metrics, which has decreased loan loss reserve requirements and non-interest expense related to loan collection activity.  Loan growth, in both our commercial and agricultural areas, saw solid increases for the year, particularly in the fourth quarter.  We are excited about being a new public company and will continue to strive for top peer group performance as an organization.”

Total assets were $772 million as of December 31, 2014, an increase of $13.9 million. During the year, loans grew $79.0 million or 13.9%, to $648 million.

Non-performing assets represented 2.4% of total assets at December 31, 2014, compared to 2.9% at December 31, 2013. The 2014 provision for loan losses was $589 thousand compared to $4.2 million for 2013, as a result of our improved credit quality of our underlying loan portfolio.

Net interest margin was 3.29% for 2014, compared to 3.35% for 2013. The 2014 margin benefited from a continued decline in the cost of funds, but was impacted from a higher proportion of low-earning cash balances and the continued pressure on loan yields.

On January 22, 2015 County Bancorp, Inc. closed its previously announced initial public offering of 1,357,000 shares of its common stock at a price to the public of $15.75 per share for gross proceeds of approximately $21.4 million. Of the 1,357,000 shares sold, 1,210,750 shares were sold by the Company (including 177,000 shares subject to the underwriters’ over-allotment option, which was exercised in full) and 146,250 shares were sold by certain selling shareholders. The Company did not receive any proceeds from the sale of shares by the selling shareholders. Shares of County Bancorp, Inc. trade on the NASDAQ Global Market under the symbol “ICBK”.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on Northeastern and Central Wisconsin.  Our customers are served from our full-service locations in Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, and Fond du Lac.

Forward-Looking Statements

This press release includes "forward-looking statements," including with respect to the proposed initial public offering. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com

County Bancorp, Inc.

Consolidated Financial Summary (Unaudited)

	Years Ended
	December 31,
	2014	2013
Selected Income Statement Data:
(In thousands, except per share data)

Net interest income	$ 23,360	$ 23,459
Provision for loan losses	589	4,200
Non-interest income	7,148	8,857
Non-interest expense	17,025	16,964
Net income	8,210	7,012
Preferred stock dividends	470	440
Net income available to common shareholders	7,740	6,572

Return on average assets	1.10%	0.94%
Return on average shareholders’ equity	9.02%	8.24%
Return on average common shareholders’ equity	11.37%	10.47%

Per Common Share Data:
Net income‐basic	$ 1.73	$ 1.45
Net income‐diluted	$ 1.69	$ 1.45

	December 31,	December 31,
	2014	2013
Selected Balance Sheet Data:
(In thousands, except per share data)

Total assets	$ 771,756	$ 757,820
Loans	648,122	569,138
Allowance for loan losses	10,603	10,495
Deposits	605,469	616,308
Shareholders' equity	80,043	71,809
Common equity	72,043	63,809

Book value/common share	$ 16.01	$ 14.28
Common shares outstanding (#)	4,499	4,469

Non-GAAP Financial Measures

The information below reconciles the return on average common shareholders’ equity to its most   comparable U.S. GAAP measure.

	Years Ended
	December 31,
	2014	2013
Return on average common shareholders’ equity
Return on average shareholders’ equity	9.02%	8.24%
Effect of excluding average preferred shareholders’ equity	2.35	2.23
Return on average common shareholders’ equity	11.37%	10.47%